Exhibit 99.1
COHESANT TECHNOLOGIES INC.
COMPLETES SALE OF GLASCRAFT TO
GRACO INC. AND
COMPLETES SPIN-OFF OF COHESANT INC.
     CLEVELAND—(BUSINESS WIRE)—February 27, 2008—Cohesant Technologies Inc. (Nasdaq: COHT)(“Cohesant Technologies”) and its former subsidiary, Cohesant Inc. (formerly known as CIPAR Inc.), today announced that Cohesant Technologies completed the sale of its GlasCraft subsidiary effected through the merger of Cohesant Technologies with Graco Indiana Inc., a wholly-owned subsidiary of Graco Inc. Under the terms of the merger, each share of common stock of Cohesant Technologies, other than shares, if any, owned by Graco Inc. or Graco Indiana Inc., was cancelled and automatically converted into the right to receive $9.43 per share in cash, without interest. The merger occurred immediately following the Cohesant Technologies’ stockholders’ approval and adoption of the merger agreement among Cohesant Technologies, Cohesant Inc., Graco Inc., Graco Indiana Inc., and GlasCraft Inc., dated December 3, 2007.
     Immediately prior to the closing of the merger, Cohesant Technologies spun off its subsidiary, Cohesant Inc., by means of a special taxable dividend of one share of Cohesant Inc. stock for each share of common stock of Cohesant Technologies then owned. The special dividend was paid to stockholders of record of Cohesant Technologies as of February 26, 2008. The shares of Cohesant Inc. will trade in the over-the-counter market.
     Morris H. Wheeler, Chairman and CEO of Cohesant Inc. said “Graco offers the best possible new home for the GlasCraft business and its employees. For Cohesant management, the transaction provides an ability to focus its efforts on the burgeoning market for infrastructure protection and renewal products and services. For Cohesant investors, the transaction provides immediate cash of $9.43 per share (a 58% premium over the $5.98 closing price on the trading day immediately preceding the announcement on December 3, 2007) and maintains their equity in a promising “clean tech” pure play serving the water industry. In short, while the divestment of GlasCraft after 14 years is bittersweet, this transaction creates value for everyone involved.”
     Cohesant Inc., based in Beachwood Ohio, is engaged in the protection and renewal of drinking water distribution systems and wastewater collection systems for municipal, industrial, commercial and residential infrastructure and the design, development, manufacture and sale of specialty coatings and equipment used to apply such coatings. The Company markets its products under numerous trade names including; AquataPoxy, CuraFlo, CuraPoxy, and Raven.
Safe Harbor Statement
     This communication contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the merger and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available as of today’s date, and there is no assumed obligation to update any of these statements. The forward-looking statements are not guarantees of future performance, and actual results may vary materially from the results and expectations discussed. These forward-looking statements are made subject to significant risks and uncertainties that could cause actual results to differ materially from those stated. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Cohesant Inc. undertake no obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
CONTACT:

Cohesant Inc.
Morris H. Wheeler,
Chief Executive Officer
216-910-1700

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